Exhibit (a)(1)(D)
ROCKET FUEL INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR NEW OPTIONS
WITHDRAWAL FORM
COMPLETE AND RETURN THIS FORM ONLY IF YOU HAVE
CHANGED YOUR MIND AND YOU DO NOT WANT TO EXCHANGE
SOME OR ALL OF YOUR ELIGIBLE OPTION GRANTS FOR WHICH YOU HAVE SUBMITTED AN ELECTION

You previously received (1) the Offer to Exchange Certain Outstanding Options for New Options, or the “Offer to Exchange;” (2) the e-mail from JoAnn Covington, our General Counsel dated May 13, 2016 and the e-mail from stock@rocketfuelinc.com, dated May 13, 2016; (3) the election form, together with its associated instructions; and (4) this withdrawal form, together with its associated instructions. You previously completed and submitted an election, in which you elected to ACCEPT Rocket Fuel Inc.’s (“Rocket Fuel’s”) offer (the “Offer”) to exchange certain outstanding underwater options for a lesser number of new options with a new exercise price, subject to a new vesting schedule. You should submit this withdrawal form only if you now wish to change that election and REJECT Rocket Fuel’s offer to exchange some or all of your eligible option grants.
To withdraw your election to exchange some or all of your eligible option grants, you must complete and submit your withdrawal to Stock & Option Solutions (“SOS”) (the third party we have engaged to assist with the implementation of the Offer) via the Offer website (our preferred method) at https://rocketfuel.equitybenefits.com/ by 9:00 p.m., Pacific Time, on June 10, 2016, unless extended. We strongly prefer that you submit any withdrawals through this website.
Alternatively, you may submit your withdrawal by signing, dating and delivering the completed withdrawal form via U.S. mail (or other post) or Federal Express (or similar delivery service) by 9:00 p.m., Pacific Time, on June 10, 2016, unless extended, to:

Ken Scully, Senior Director, Stock Administration
Rocket Fuel Inc.
1900 Seaport Boulevard
Redwood City, CA 94063
(650) 517-8837

You should note that if you withdraw your acceptance of the Offer with respect to some or all of your eligible option grants, you will not receive any new options pursuant to the Offer in replacement for the withdrawn eligible option grants. You will keep all of the eligible option grants that you withdraw. These option grants will continue to be governed by the applicable equity plan and by the existing option agreements between you and Rocket Fuel.
You may again elect to exchange some or all of your eligible option grants by completing and submitting a new election via the Offer website (our preferred method) at https://rocketfuel.equitybenefits.com/ by 9:00 p.m., Pacific Time, on June 10, 2016, unless extended. Alternatively, you may submit a new election form to Ken Scully, by 9:00 p.m., Pacific Time, on June 10, 2016 (unless we extend the Offer).

Only elections and withdrawals that are properly completed, signed and actually received by SOS via the Offer website or by Ken Scully via U.S. mail (or other post) or Federal Express (or similar delivery service) at the address above by the deadline will be deemed valid. Elections or withdrawals submitted by any other means, including hand delivery, interoffice mail, e-mail, text message or facsimile are not permitted.

Please check the appropriate box:
☐    I wish to withdraw my election to exchange and instead REJECT the offer to exchange all of my eligible option grants. I do not wish to exchange any eligible option grants.

OR
☐    I wish to withdraw my election to exchange eligible option grants as to my eligible option grants listed below (please list). Any eligible option grants previously elected to be exchanged by me in my most recently submitted election but not withdrawn below will remain elected for exchange in the Offer. I do not wish to exchange these listed eligible option grants:
Eligible Option Grant Number            Grant Date

_______________                    _______________

_______________                    _______________

_______________                    _______________

_______________                    _______________

Please sign this withdrawal form and print your name exactly as it appears on the election form you previously submitted.

Option Holder Signature

Option Holder Name (Please print)

Date and Time	E‑mail Address

RETURN TO KEN SCULLY VIA U.S. MAIL (OR OTHER POST) OR FEDERAL EXPRESS (OR SIMILAR DELIVERY SERVICE) NO LATER THAN 9:00 P.M., PACIFIC TIME, ON JUNE 10, 2016.

ROCKET FUEL INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR NEW OPTIONS
WITHDRAWAL INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER
1.    Delivery of the Withdrawal.
A properly completed withdrawal must be received either (i) by SOS via the Offer website (our preferred method) or (ii) by Ken Scully via U.S. mail (or other post) or Federal Express (or similar delivery service), on or before 9:00 p.m., Pacific Time, on June 10, 2016 (referred to as the expiration date).

Withdrawal Through the Offer Website:

1.
Access Rocket Fuel’s Offer website by going to https://rocketfuel.equitybenefits.com/ and enter your login id and password. The first time you log into the Offer website, you should use the log in instructions provided to you in a separate e-mail from stock@rocketfuelinc.com, dated May 13, 2016.

2.
After logging into the Offer website, review the information and proceed through to the “Make My Elections (Step 1 of 4)” page. You will be provided with personalized information regarding the eligible option grants you hold. Additionally, the Offer website will indicate the selections you previously made with respect to eligible option grants you want to exchange pursuant to the Offer. You also can access the Breakeven Calculator from the “Make My Elections (Step 1 of 4)” page in the offer website, which will enable you to enter hypothetical future stock prices and see the stock price’s effect on the potential future values of your eligible options or new options.

3.
On the “Make My Elections (Step 1 of 4)” page, select the appropriate box next to each of your eligible option grants to indicate which eligible option grants you choose to exchange pursuant to the Offer. Select “Yes” to indicate you choose to exchange the eligible option grant in the Offer and “No” if you do not want to exchange the eligible option grant in the Offer. If you had previously chosen to exchange an eligible option grant in the Offer, and no longer wish to exchange this eligible option grant, change your election next to the eligible option grant to “No.”

4.
Proceed through the Offer website following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing and agreeing to the terms of the Offer, submit your election by selecting the “I AGREE” button.

5.
Upon submitting your election, an Election Confirmation will be generated by the Offer website and you will receive a confirmatory e-mail. Please print and keep a copy of the Election Confirmation for your records.

Withdrawing via U.S. Mail or Federal Express (or Similar Delivery Service):
Although we encourage you to submit your withdrawal electronically via the Offer website, if you are unable to do so or if you choose not to utilize the Offer website withdrawal process, you may submit your withdrawal by sending your withdrawal form by U.S. mail (or other post) or Federal Express (or similar delivery service) to the address provided below. You do not need to submit a withdrawal by mail or delivery service if you withdraw from the Offer via the Offer website. YOU MAY NOT SUBMIT YOUR WITHDRAWAL VIA FACSIMILE, E-MAIL, VOICEMAIL, TEXT MESSAGE, HAND DELIVERY, INTEROFFICE MAIL OR ANY OTHER METHOD OTHER THAN BY U.S. MAIL (OR OTHER POST) OR FEDERAL EXPRESS (OR SIMILAR DELIVERY SERVICE). To send your withdrawal by U.S. mail (or other post) or Federal Express (or similar delivery service), you must do the following and Rocket Fuel must receive your withdrawal form on or before 9:00 p.m., Pacific Time, on the expiration date, currently expected to be June 10, 2016:
1.     Properly complete and sign the withdrawal form on page 3 of this document.

2.	Deliver the completed and signed withdrawal form via U.S. mail (or other post) or Federal Express (or similar delivery service) to:

Ken Scully, Senior Director, Stock Administration
Rocket Fuel Inc.
1900 Seaport Boulevard
Redwood City, CA 94063
(650) 517-8837

You can access personalized information regarding the eligible options you hold and the Breakeven Calculator through the offer website even if you decide to submit your election or withdrawal form to Rocket Fuel by U.S. mail (or other post) or Federal Express (or similar delivery service).
The delivery of all required documents, including withdrawal forms, is at your risk. Delivery will be deemed made only when actually received by Rocket Fuel. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your withdrawal form by e-mail within two (2) U.S. business days if your withdrawal was received by us via U.S. mail (or other post) or Federal Express (or similar delivery service). Please note that if you submit a withdrawal form via U.S. mail (or other post) or Federal Express (or similar delivery service) that is received by us within the last two (2) U.S. business days prior to the expiration of the Offer, time constraints may prevent us from providing a confirmation by e-mail prior to the expiration of the Offer. If you have not received such a confirmation from us, it is your responsibility to ensure that your withdrawal has been received by Rocket Fuel by 9:00 p.m., Pacific Time, on June 10, 2016. Confirmation statements for submissions through the Offer website may be obtained by printing the “Election Confirmation” page after submitting your election; you should print and save a copy of the confirmation for your records. Only elections and withdrawals that are properly completed and actually received by SOS through the website and/or Rocket Fuel at the address above by the deadline will be accepted. Elections and withdrawals submitted by any other means, including hand delivery, interoffice mail, e-mail, text message or facsimile are not permitted.
After you have submitted a withdrawal, you may change your mind and re‑elect to exchange some or all of your withdrawn eligible option grants until the expiration of the Offer. Any eligible option grants withdrawn will not be exchanged in the Offer unless you properly re‑elect to exchange those eligible option grants on or before the expiration date. An election to exchange eligible option grants may be made at any time on or before the expiration date. If Rocket Fuel extends the Offer beyond that time, you may re‑elect to exchange your eligible option grants at any time until the extended expiration date of the Offer.
To re‑elect to exchange some or all of your withdrawn eligible option grants or to elect to exchange additional eligible option grants, you must submit a new election via the Offer website (our preferred method), U.S. mail (or other post) or Federal Express (or similar delivery service) to:

Offer Website: https://rocketfuel.equitybenefits.com/

OR

Ken Scully, Senior Director, Stock Administration
Rocket Fuel Inc.
1900 Seaport Boulevard
Redwood City, CA 94063
(650) 517-8837

Any withdrawn eligible option grants will not be deemed validly tendered for exchange for purposes of the Offer unless such withdrawn eligible option grants are properly re‑elected for exchange on or before the expiration date by delivery of a new election following the procedures described in the instructions to the election. This new election must be received by us after your original election and any withdrawal you have submitted. Upon the receipt of such a new, properly completed election, any previously submitted elections and/or withdrawals will be disregarded and will be considered replaced in full by the new election. You will be bound by the last properly submitted election and/or withdrawal received by us prior to the expiration date.
Although it is our intent to send you an e-mail confirmation of receipt of this withdrawal form if you submit your withdrawal via U.S. mail (or other post) or Federal Express (or similar delivery service) and it is received by us within the last two (2) business days prior to the expiration of the Offer, by completing and submitting this withdrawal form, you waive any right to receive any notice of the withdrawal of the election of your eligible option grants.
2.    Signatures on this Withdrawal.
If the withdrawal is being submitted via U.S. mail (or other post) or Federal Express (or similar delivery service), it must be signed by the holder of the eligible option grants and the signature must correspond with the name as written on the face of the option agreement or agreements to which the eligible option grants are subject without any alteration or any change whatsoever. If this withdrawal is signed by a trustee, executor, administrator, guardian, attorney‑in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Rocket Fuel of the authority of that person to act in that capacity must be submitted with this withdrawal.
Withdrawals by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity may not be submitted via the Offer website.
Withdrawals submitted via the Offer website:
Entering your login id and password and submitting the withdrawal via the Offer website is the equivalent of signing your name on a paper form and has the same legal effect as your written signature.

3.    Other Information on this Withdrawal.
If you are submitting the withdrawal via U.S. mail (or other post) or Federal Express (or similar delivery service), in addition to signing the election form, you must print your name and indicate the date and time at which you signed. You must also include a current e‑mail address.
4.    Requests for Assistance or Additional Copies.
Any questions and any requests for additional copies of the Offer to Exchange, this withdrawal form and other related materials may be directed to Ken Scully, Senior Director, Stock Administration at exchange@rocketfuelinc.com or (650) 517-8837. Copies will be furnished promptly at Rocket Fuel’s expense. You may also access these documents through http://www.sec.gov/cgi-bin/browse-edgar?company=rocket+fuel&owner=exclude&action=getcompany or the Offer website.
5.    Irregularities.
We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any withdrawals. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any withdrawals that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any election to exchange of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and options elected for exchange. No withdrawal of tendered eligible option grants will be deemed to have been properly made until all defects or irregularities have been cured by the applicable option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in withdrawals, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may implement in our discretion.
Important: The withdrawal must be received on or before 9:00 p.m., Pacific Time, on June 10, 2016, by SOS via the Offer website (our preferred method), or by Ken Scully via U.S. mail (or other post) or Federal Express (or similar delivery service) at the following:

Offer Website: https://rocketfuel.equitybenefits.com/

OR

Ken Scully, Senior Director, Stock Administration
Rocket Fuel Inc.
1900 Seaport Boulevard
Redwood City, CA 94063
(650) 517-8837

6.    Additional Documents to Read.
Please read the Offer to Exchange, including all documents referenced therein, and the e-mail from JoAnn Covington, our General Counsel, dated May 13, 2016, before deciding whether to participate in the Offer.

7.    Important Tax Information.
You should refer to Section 14 and Schedules C - G of the Offer to Exchange, which contains important tax information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this Offer.
8.    Data Privacy.
By electing to participate in the Offer, you consent to the collection, use and transfer, in electronic or other form, of your personal data as described herein by and among, as applicable, Rocket Fuel, its subsidiaries and their successor entities, as data controller, for the exclusive purpose of implementing, administering and managing your participation in (and/or withdrawal from) the Offer.
You understand that Rocket Fuel, its subsidiaries and their successor entities may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of common stock or directorships held in Rocket Fuel, details of all options granted to you by Rocket Fuel or any other entitlement to shares of common stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing your participation in the Offer. You understand that to participate in the Offer, you are required to provide all the requested Data and that your failure to provide the Data may result in your disqualification from participating in the Offer. You further understand that your Data will be transferred to SOS and may be transferred to a broker or any other service provider selected by Rocket Fuel (or its successor entity) in the future for the purpose of assisting Rocket Fuel (or its successor entity) with the implementation, administration and management of the Offer. You further understand that the recipients of your Data may be located in the United States or elsewhere, and that a recipient’s country of operation (e.g., the United States) may have data privacy laws and protections that are considered by the European Commission not to offer adequate protections for your Data. If you are an eligible employee residing outside the United States, you may request a list with the names and addresses of any potential recipients of your Data by contacting Rocket Fuel or your local human resources representative.
In this regard, you hereby expressly consent to Rocket Fuel, its subsidiaries and their successor entities, SOS and any other possible recipients which may assist Rocket Fuel, its subsidiaries and their successor entities, presently or in the future, with implementing, administering and managing the Offer to receive, possess, use, retain and transfer your Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Offer. The transfer of your Data is made on the basis of your consent. You understand that your Data will be held only as long as is necessary to implement, administer and manage your participation in the Offer. If you are an eligible employee outside of the United States, you understand that you have the right under applicable data protection law, at any time, to view your Data, request additional information about the storage and processing of your Data, require any necessary amendments to your Data or refuse or withdraw the consents herein, in any case without cost, by contacting, in writing, Rocket Fuel or your local human resources representative. Further, you understand, you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment, service and/or career with Rocket Fuel or your employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that Rocket Fuel (or its successor entity) would not be able to determine which of your options are eligible to participate in the Offer or grant you new options under the Offer. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Offer. For more information on the consequences of your refusal to consent or withdrawal of consent, please contact Rocket Fuel or your local human resources representative.

9.    Language Consent / Consentement Relatif à la Langue Utilisée.

Please make sure you have carefully read, fully understand and accept all terms and conditions contained in the withdrawal form and all other documents and communications relating to the offer. By completing the withdrawal form and/or submitting your election electronically through the offer website, you confirm that you have received the withdrawal form and all other documents and communications relating to the offer, which were provided to you in the English language and you accept all terms and conditions contained in these documents accordingly. If you have received the withdrawal form or any other document or communication related to the offer translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
En complétant le présent du Contrat, je confirme avoir lu et compris les documents relatifs aux droits d’acquisition d’actions ordinaires qui m’ont été remis en langue anglaise. J’accepte les conditions afférentes à ces documents en connaissance de cause.